March 18, 2016

RX Safes, Inc.

170 Green Valley Parkway, Suite 300

Henderson, NV 89012

Re: RX Safes, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for RX Safes, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 2,387,500 shares of the Company’s common stock (the “Shares”) which may be issued pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books including resolutions of the board of directors approving the Amended and Restated 2015 Equity Incentive Plan; (e) the Amended and Restated 2015 Equity Incentive Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Shares have been validly authorized, and when the Registration Statement has become effective under the Act, such Shares will, when issued pursuant to the terms of the 2015 Equity Incentive Plan, be legally issued, fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.